Exhibit 99.1

Trilogy Metals Reports First Quarter Fiscal 2022 Financial Results

VANCOUVER, BC, April 6, 2022 /CNW/ - Trilogy Metals Inc. (TSX: TMQ) (NYSE American: TMQ) ("Trilogy Metals" or "the Company") announces its financial results for the first quarter ended February 28, 2022.  Details of the Company's financial results are contained in the interim unaudited consolidated financial statements and Management's Discussion and Analysis which will be available on the Company's website at www.trilogymetals.com, on SEDAR at www.sedar.com and on EDGAR at www.sec.gov. All amounts are in United States dollars unless otherwise stated.

Selected Results

The following selected financial information is prepared in accordance with U.S. GAAP.

in thousands of dollars
except for per share amounts
Three months ended
Selected expenses	February 28, 2022 $	February 28, 2021 $
General and administrative	397	401
Investor relations	99	154
Professional fees	245	229
Salaries	414	439
Salaries and directors expense – stock-based compensation	1,922	2,148
Total Expenses	3,115	3,423
Share of loss on equity investment	1,910	1,120
Comprehensive loss for the period	(5,023)	(4,516)
Basic and diluted loss per common share	(0.03)	(0.03)

For the three-month period ended February 28, 2022, overall cash costs related to general and administrative expenses, investor relations, professional fees and salaries were primarily tracking to budget. For the three-months period ended February 28, 2022, Trilogy reported a net loss of $5.0 million (or $0.03 basic and diluted loss per common share). For the comparable period in 2021, we reported a net loss of $4.5 million (or $0.03 basic and diluted loss per common share). This difference is primarily due to the Company's equity pickup of Ambler Metals' comprehensive loss, offset by a reduction in stock-based compensation. Our 50% pro rata share of Ambler Metals' comprehensive loss increased by $0.8 million when compared to the prior year comparative as the current quarter includes pre-development costs for the Ambler Access Project for which there are no prior year comparatives. Salaries and directors expense - stock based-compensation decreased by $0.2 million in comparison to the prior year comparative mainly due to a reduction of 0.9 million units in overall stock-based awards granted during the current quarter.

Ambler Access Project ("AAP")

In a press release dated February 23, 2022, the Company announced that the United States Department of the Interior ("DOI") filed a motion on February 22, 2022 to remand the Final Environmental Impact Statement ("FEIS") and suspend the right-of-way permits issued to the Alaska Industrial Development and Export Authority ("AIDEA") for the Ambler Access Project. The DOI stated that the suspension of the road permits will allow it to carry out additional supplemental work on the FEIS. The motion also indicated that the DOI has requested that the lawsuits filed in 2021 against the DOI by a coalition of national and Alaska environmental non-government organizations be suspended. The lawsuits had been filed in response to the United States Bureau of Land Management's ("BLM") issuance of the Joint Record of Decision ("JROD"), that authorized a right-of-way across federally managed lands for AIDEA and the Ambler Access Project.

The Company has commenced discussions with its partners, including NANA Regional Corporation, Inc. ("NANA"), AIDEA, the Northwest Arctic Borough, the State of Alaska and South32 Limited to understand the potential impact of the above decision by the DOI on AIDEA's proposed plan and budget for the 2022 summer field season activities that were previously announced.

In mid-March 2022, the BLM and the DOI suspended the right-of-way grant and the right-of-way permit ("ROW permits") to AIDEA relating to the Ambler Access Project over federal land while the DOI conducts further analysis and consultation. While the suspension decisions are in place: AIDEA may not conduct any activities that rely on the authority of the ROW permits; the terms and conditions of the ROW permits are tolled; and all rental fee obligations are suspended. The suspension does not preclude AIDEA from applying for special use permits to conduct activities on the lands subject to the ROW permits or granted pursuant to applicable law or authority other than the suspended ROW permits.

On March 22, 2022, the Intervenor Defendants (the State of Alaska, NANA, AIDEA, and Ambler Metals LLC ("Ambler Metals")) filed briefs in opposition to the DOI's motion for a voluntary remand.  In its brief, Ambler Metals stated that it does not oppose the voluntary remand motion subject to the following conditions: (i) no vacatur or termination of the permits; (ii) the remand must be completed within nine months; (iii) that there must be status updates to the court every 60 days during the remand period; and (iv) the federal defendants (DOI) must lodge the administrative record within 30 days of issuing any new decision.  Also on March 22, 2022, the plaintiffs filed a motion asking the court to deny the motion for voluntary remand without vacatur of the permits and either allow merits briefing to proceed or simply vacate the Federal Defendants reviews and decisions.

On April 5, 2022, the Federal Defendants responded to the plaintiffs' arguments against voluntary remand and argued that vacatur of the decisions was not appropriate. Federal Defendants also argued that the court should retain jurisdiction, but disagreed with arguments requesting a court-imposed schedule. The Federal Defendants propose filing a status report every 90 days.

Liquidity and Capital Resources

We expended $1.5 million on operating activities during the first quarter of 2022 which is consistent with the prior year comparative.  The majority of cash spent on operating activities during the quarter was on corporate salaries, annual fees paid to the Toronto Stock Exchange and the NYSE American Exchange and professional fees related to our annual regulatory filings with the American and Canadian securities commissions.

At February 28, 2022, we had $4.8 million in cash and cash equivalents and working capital of $4.3 million.  The Company continues to manage its cash expenditures through its working capital. Management has begun a review of the fiscal 2022 budget for cash preservation opportunities and has reduced cash expenditures where feasible, including but not limited to, reductions in marketing and investor conferences and office expenses.  The Company's Board of Directors are considering taking of the cash component of their fees in shares of the Company in an effort to preserve cash and increase share ownership. The Company's senior management team are also considering taking a portion of their base salaries in shares or other equity based compensation of the Company to preserve cash.  Management believes that these cost reduction efforts will result in sufficient cash to fund the Company's operations for the next twelve months.

All project related costs are funded by the joint venture. Amber Metals is well funded to advance the UKMP with $58.2 million in cash and a $53.2 million loan receivable from South32 as at February 28, 2022.  There is sufficient funds at the joint venture to fund the previously announced budgets for the UKMP of $28.5 million and the Ambler Access Project of $15.4 million for fiscal 2022.  Trilogy does not anticipate having to fund the activities of Ambler Metals until the initial contribution of $145 million is expended.

Qualified Persons

Richard Gosse, P.Geo., Vice President Exploration for Trilogy Metals Inc., is a Qualified Person as defined by National Instrument 43-101.  Mr. Gosse has reviewed the technical information in this news release and approves the disclosure contained herein.

About Trilogy Metals

Trilogy Metals Inc. is a metals exploration and development company which holds a 50 percent interest in Ambler Metals LLC which has a 100 percent interest in the UKMP in northwestern Alaska. The UKMP is located within the Ambler Mining District which is one of the richest and most-prospective known copper-dominant districts. It hosts world-class polymetallic volcanogenic massive sulphide ("VMS") deposits that contain copper, zinc, lead, gold and silver, and carbonate replacement deposits which have been found to host high-grade copper and cobalt mineralization. Exploration efforts have been focused on two deposits in the Ambler mining district - the Arctic VMS deposit and the Bornite carbonate replacement deposit. Both deposits are located within land package that spans approximately 172,636 hectares. The Company has an agreement with NANA Regional Corporation, Inc., a Regional Alaska Native Corporation that provides a framework for the exploration and potential development of the Ambler mining district in cooperation with local communities. Our vision is to develop the Ambler mining district into a premier North American copper producer.

Cautionary Note Regarding Forward-Looking Statements

This press release includes certain "forward-looking information" and "forward-looking statements" (collectively "forward-looking statements") within the meaning of applicable Canadian and United States securities legislation including the United States Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, included herein, including, without limitation, perceived merit of properties, expectations regarding the 2022 field seasons and budgets for the UKMP and Ambler Access Project, the Company's intention to provide updates on the Ambler Access Project permitting situation and the timing thereof, potential outcomes of discussions between Ambler Access Project stakeholders and the DOI, the willingness of the Company's director and executives to receive their compensation in equity, the Company's plans to look for opportunities to reduce its cash spend for the year, Management's expectations regarding the effects of cash conservation efforts and the sufficiency of cash for the next twelve months and the Company's plans to provide further updates and the timing thereof are forward-looking statements. Forward-looking statements are frequently, but not always, identified by words such as "expects", "anticipates", "believes", "intends", "estimates", "potential", "possible", and similar expressions, or statements that events, conditions, or results "will", "may", "could", or "should" occur or be achieved. Forward-looking statements involve various risks and uncertainties. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from the Company's expectations include the uncertainties involving our assumptions with respect to the impact of the novel coronavirus (COVID-19) and other risks and uncertainties disclosed in the Company's Annual Report on Form 10-K for the year ended November 30, 2021 filed with Canadian securities regulatory authorities and with the United States Securities and Exchange Commission and in other Company reports and documents filed with applicable securities regulatory authorities from time to time. The Company's forward-looking statements reflect the beliefs, opinions and projections on the date the statements are made. The Company assumes no obligation to update the forward-looking statements or beliefs, opinions, projections, or other factors, should they change, except as required by law.

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SOURCE Trilogy Metals Inc.

View original content: http://www.newswire.ca/en/releases/archive/April2022/06/c3324.html

%CIK: 0001543418

For further information: Company Contacts: Elaine Sanders, Vice President and Chief Financial Officer, Patrick Donnelly, Vice President Corporate Communications and Development, 604-638-8088 or 1-855-638-8088

CO: Trilogy Metals Inc.

CNW 06:30e 06-APR-22